SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

March 30, 2007 (March 27, 2007)
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Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
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(Exact name of registrant as specified in its charter)

Delaware
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(State or other jurisdiction of incorporation)

333-131875 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
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(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01: Entry into Material Definitive Agreements

Acceptance of Subscription Agreements and Fifth Closing of Offering of Common Stock

On March 27, 2007, Zion accepted subscription agreements in a total amount of $3,084,676 received from 439 subscribers to its public offering of shares of common stock (the "offering") subject of Zion's Registration Statement on Form SB-2 as declared effective by the Securities and Exchange Commission on September 26, 2006 (the "Registration Statement"). Pursuant to the accepted subscription agreements, the subscribers subscribed for 440,668 shares of Zion's common stock at $7.00 per share to be issued by Zion at the fifth closing of the offering (the "fifth closing"). Of the total subscriptions subject of the accepted agreements, $3,064,677 were for cash and $19,999 were debt conversion.

The fifth closing took place on March 27, 2007. At the fifth closing Zion issued instructions to the escrow agent to disburse proceeds of the cash subscriptions (net of certain adjustments in the amount of $4,200 relating to past closings) in the amount of $2,825,277 to the company and issued 440,668 shares of its common stock to its transfer agent for distribution in accordance with the instructions of the subscribers. The remaining $235,200 of funds disbursed from the escrow account in the fifth closing were distributed to Network 1 Financial Services, Inc., the underwriter of the offering, in accordance with the terms of the underwriting agreement as described in the Registration Statement, as follows: $156,800 in commissions and $78,400 of expense reimbursement. At the fifth closing, Zion also issued to the underwriter, in accordance with the terms of the underwriting agreement, an Underwriter's Warrant to purchase 11,200 shares of Zion common stock at a price of $8.75 per share to be exercisable for a period beginning six months after the final closing of the offering and expiring on September 26, 2009.

Zion will use the proceeds of the fifth closing for the purposes and in the amounts described in the Registration Statement.

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

1. Resignation of Eugene A. Soltero as Director and Chief Executive Officer. On March 28, 2007, Eugene A. Soltero submitted his resignation as a director and Chief Executive Officer of Zion effective with the signing of a Resignation and Settlement Agreement between Mr. Soltero and Zion on March 28, 2007.

Pursuant to the Resignation and Settlement Agreement, with the entry into effect of Mr. Soltero's resignation as CEO and director, Zion paid to Mr. Soltero $400,000, the approximate amount due Mr. Soltero upon his resignation pursuant to his employment agreement dated as of January 1, 2004, as amended on October 15, 2004, for the period of his employment by Zion, including salary and benefits which had been deferred by agreement between Mr. Soltero and Zion as a result of Zion's cash flow projections. The Resignation and Settlement Agreement also contains undertakings by Mr. Soltero to comply with the provisions in his employment agreement relating to the protection of Zion's proprietary information and non-competition covenants, as well as mutual releases and other standard provisions. A copy of the Resignation and Settlement Agreement is attached as Exhibit 10.1 at Item 9.01(d) below.

See also the press release attached as Exhibit 99.2 at Item 9.01(d) below.

2. Election of Richard Rinberg as Chief Executive Officer; Mr. Rinberg's Resignation as President. On March 29, 2007, following Mr. Soltero's resignation, Richard Rinberg was appointed by the Zion Board of Directors as its Chief Executive Officer. Prior to his election as CEO, Mr. Rinberg had served as Zion's President since November 2005. In connection with his election as CEO, Mr. Rinberg submitted his resignation as President. Mr. Rinberg continues to serve as a director of Zion, a capacity in which he has been serving since November 2004; he is a member of the Corporate Governance Committee of the Board.

Since 1996 Mr. Rinberg, aged 54, has been a private investor and manager of his own and his family funds. From 1979 through 1996, he served as Managing Director of the Rinberg Group, a corporate group based in England active in the precious metals and jewelry industry, property development and securities trading. In the early 1980s Mr. Rinberg was elected a Member of the London Diamond Bourse and in 1987 he was elected an Underwriting Member at Lloyd's of London Insurance Market. Between 1975 and 1978, Mr. Rinberg was on the staff of Spicer & Pegler (Chartered Accountants) and, in 1978, was admitted as a Member of The Institute of Chartered Accountants in England and Wales. Mr. Rinberg holds a Bachelor of Science Honors Degree in Mathematics from University College, the University of London.

Effective November 1, 2005, Mr. Rinberg was elected President of Zion. In connection with this appointment, Zion entered into a two-year retention agreement with Mr. Rinberg commencing November 1, 2005. The principal element of compensation was the award to Mr. Rinberg of 200,000 shares of Zion's common stock subject to certain pro-rated vesting requirements over the two year retention period and voting agreement requirements pursuant to which Mr. Rinberg granted an irrevocable proxy to Zion's chairman, Mr. John Brown, through December 31, 2010. These shares were issued to ESOP Trust Company for the benefit of Mr. Rinberg. The transaction was valued at $500,000, or $2.50 per share, which valuation was supported by a report dated April 28, 2006, prepared by Hill, Schwartz, Spilker, Keller, LLC. The transaction is accounted for each month as payment for compensation at $20,833 per month for the twenty-four months commencing November 2005 through October 2007. Zion also paid the fees for certain tax advisory and related services to Mr. Rinberg in connection with his retention in the amount of $5,750.

There has been no change in Mr. Rinberg's compensatory arrangements with Zion in connection with his appointment as Chief Executive Officer.

See also the press release attached as Exhibit 99.2 at Item 9.01(d) below.

3. Election of Glen H. Perry as President and Chief Operating Officer; Mr. Perry's Resignation as Executive Vice President. On March 29, 2007, upon Mr. Rinberg's election as Chief Executive Officer of Zion and his resignation as President, Glen H. Perry was appointed by the Zion Board of Directors as its President and Chief Operating Officer. Prior to his election as President and COO, Mr. Perry had served as Zion's Executive Vice President since April 2000. In connection with his election as President and COO, Mr. Perry submitted his resignation as Executive Vice President. Mr. Perry continues to serve as a director of Zion, a capacity in which he has been serving since November 2000; he is chairman of the Technical Committee of the Board.

During 1998 and 1999 Mr. Perry, aged 64, was a consultant to Delek Drilling Ltd., with respect to its participation in the major gas discoveries offshore of Israel. From 1993-98 he worked for National Petroleum Limited, an international oil and gas company with representative offices in Geneva, Switzerland, where Mr. Perry served as manager of project development in the C.I.S. Republics and general director of an oil and gas project in the Republic of Georgia. Previously, he was an officer and director of Prairie Producing Company ("Prairie"), an independent oil company operating mainly in Louisiana and Texas, from 1985 until Prairie was sold in 1990 to UNOCAL. While with Prairie, Mr. Perry had responsibility for design, construction and operation of all operational projects, including production facilities, pipelines, and plants, and also for marketing. Mr. Perry joined Prairie in December 1976 as a production engineer, was appointed chief engineer in October 1979, and served as vice-president, production and operations from 1985-89, and senior vice president from 1989-90. Prior to joining Prairie, Mr. Perry's experience was in drilling and production for Exxon Company, USA (now ExxonMobil Corporation) and Energy Reserves Group (now BHP). Mr. Perry holds a Masters in Petroleum Engineering from the University of Texas and a Bachelor of Science from the University of Tennessee.

Effective January 1, 2004, Zion entered into a five-year employment agreement with Mr. Perry, renewable annually thereafter until Mr. Perry reaches the age of 70. This agreement provides for Mr. Perry to receive an annual salary of $200,000. The agreement also provides for: (i) indemnification for acts other than willful misconduct; (ii) (A) termination without cause upon payout of remainder of the contract term plus six months salary or (B) if termination follows a change of control, then payout of the remainder of contract term plus 42 months; (iii) (A) post-contract termination and retirement benefits if deemed an Israel-based executive in accordance with Israeli law and standard practice for management employees or (B) package of medical, life and disability insurance if deemed a U.S.-based executive with monthly premium expense of approximately $2,000; and (iv) participation in the long-term management incentive program, approved by Zion's shareholders at Zion's 2002 annual meeting, which incentive plan may be structured as an employee's royalty pool to be funded by the equivalent of a 1.5% overriding royalty interest (after payout of the investment on a well by well basis) in the wells drilled by Zion. According to Board resolutions, Mr. Perry along with several other officers of Zion will be awarded a 10% interest in the plan, if and when the plan is established.

In order to assist Zion to meet its short term cash flow needs, Mr. Perry, other executive officers and certain of Zion's senior key employees have agreed to defer amounts due them on account of salary and fees for all periods prior to January 1, 2006 to a date not prior to July 1, 2008. Mr. Perry together with these same persons have also agreed to defer until July 1, 2008 certain portions of the compensation due them commencing January 1, 2006 to such extent and on such terms as determined by Zion's Chairman (Mr. Brown) and Chief Executive Officer (Mr. Rinberg), until sufficient funds are available to make payment on account of such deferred compensation without adversely affecting Zion's ability to carry out its business plan. As of February 28, 2007, the amount being deferred by Mr. Perry is approximately $335,002.

There has been no change in Mr. Perry's compensatoy arrangements with Zion in connection with his appointment as President and Chief Operating Officer.

See also the press release attached as Exhibit 99.2 at Item 9.01(d) below.

4. Appointment of William H. Avery as Director. On March 29, 2007, William H. Avery was appointed as a Class III director of Zion to fill the vacancy created upon Mr. Soltero's resignation as a director. Mr. Avery has not yet been appointed to serve on any committee of the Board.

Mr. Avery has served as Vice President and Treasurer of Zion since January 2003. He also serves as an Assistant Secretary of Zion.

For the past ten years Mr. Avery, aged 59, has practiced as an independent attorney in transactional work, concentrating in the area of real property law, including oil and gas transactions. Before that he was a partner for seventeen years and an associate for four years at Storey, Armstrong, Steger and Martin, a full-range Dallas law firm, concentrating his practice in the representation of financial institutions in loan transactions. In addition he has more than twenty years experience as an oil and gas property investor and investment manager for his own account and for members of his family. Mr. Avery holds a Bachelor of Business Administration degree in Finance from Southern Methodist University and a Doctor of Jurisprudence degree from Duke University Law School.

Mr. Avery is paid as a consultant for providing services to Zion at the rate of $60,000 per year. As other officers and employees of Zion, Mr. Avery has deferred amounts of fees due him for periods prior to January 1, 2006 to a date not prior to July 1, 2008 and has agreed to defer a certain portion of fees due him for the period commencing January 1, 2006 until sufficient funds are available to make payment on account of such deferred compensation without adversely affecting Zion's ability to carry out its business plan. As of February 28, 2007, the amount being deferred by Mr. Avery is approximately $73,499.

There has been no change in Mr. Avery's compensation arrangements in connection with his appointment as a director of Zion.

See also the press release attached as Exhibit 99.2 at Item 9.01(d) below.

Item 5.03: Amendments to Bylaws

On March 29, 2007, the Board of Directors of Zion amended Section 3 (Execution of Documents) of Article IX (Miscellaneous) of Zion's bylaws to clarify that the Chief Executive Officer, as well as the Chairman, President, Chief Financial Officer and any Executive Vice President, inter alia, may execute and deliver documents in the name of the company without specific authorization. The amendment is a technical amendment that was overlooked when in October 2005, Zion's bylaws were amended to enable the appointment of a Chief Executive Officer who did not necessarily serve concurrently as either Chairman or President. The amendment was effective immediately with its adoption by the Board on March 29, 2007. A copy of Section 3 of Article IX of the bylaws as amended is attached as Exhibit 2(ii).1 of Item 9.01(d).

Item 8.01: Other Events

Announcement of Anticipated Additional Closing of Offering

On March 28, 2007, Zion announced that it was scheduling an additional closing of its offering subject of the Registration Statement to take place on April 18, 2007, unless the offering is earlier terminated. The terms of the continuing offering will be the same as prior to the fifth closing at $7.00 per share with a 100 share minimum.

Under the terms of the continuing offering and as previously announced, Zion may schedule multiple additional closings until the earlier of (i) May 25, 2007 or (ii) the completion of a cement bond survey in the Ma'anit #1 well to determine the quality of the cement bond between the well casing and the surrounding formations, subject to earlier termination by Zion whether upon the acceptance of qualifying subscriptions in the maximum amount of $14,000,000 or otherwise at Zion's discretion.

See press release attached at Exhibit 99.1 at Item 9.01(d) below.

Item 9.01(d): Exhibits

Exhibit 2(ii).1 Section 3 of Article IX of Bylaws as amended on March 29, 2007

Exhibit 10.1 Resignation and Settlement Agreement, dated March 28, 2007, between Zion Oil & Gas, Inc. and Eugene A. Soltero

Exhibit 99.1 Press Release dated March 28, 2007

Exhibit 99.2 Press Release dated March 29, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: March 30, 2007

Zion Oil and Gas, Inc.

By: /s/ Philip Mandelker

Philip Mandelker,

Secretary